REPORT OF SHAREHOLDER MEETING

On August 17, 2005, a joint special meeting of shareholders was held at which the eleven Trustees identified below were elected (Proposal No. 1). The meeting was adjourned until September 16, 2005 to allow the Fund to solicit additional votes for the proposals to change, add or eliminate certain fundamental investment policies (Proposal No. 2) as described in the Fund's proxy statement for that meeting. On September 16, 2005, the meeting was reconvened and the proposals regarding changes in, or the addition or elimination of, certain fundamental investment policies were approved (Proposal No. 2). The following is a report of the votes cast:
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

PROPOSAL NO.1

NOMINEE                     FOR                 WITHHELD        TOTAL
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TRUSTEES
Matthew P. Fink             17,989,942.848      326,188.190     18,316,131.038
Robert G. Galli             17,979,195.742      336,935.296     18,316,131.038
Phillip A. Griffiths        17,985,201.646      330,929.392     18,316,131.038
Mary F. Miller              17,977,559.713      338,571.325     18,316,131.038
Joel W. Motley              17,987,475.736      328,655.302     18,316,131.038
John V. Murphy              17,990,459.673      325,671.365     18,316,131.038
Kenneth A. Randall          17,971,316.575      344,814.463     18,316,131.038
Russell S. Reynolds, Jr.    17,964,742.515      351,388.523     18,316,131.038
Joseph M. Wikler            17,982,932.808      333,198.230     18,316,131.038
Peter I. Wold               17,986,979.675      329,151.363     18,316,131.038
Clayton K. Yeutter          17,947,748.964      368,382.074     18,316,131.038
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PROPOSAL NO. 2: TO APPROVE A MODIFICATION TO THE FUND'S FUNDAMENTAL INVESTMENT
OBJECTIVE
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

                                                          BROKER
        FOR               AGAINST         ABSTAIN         NON-VOTES       TOTAL
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
2A: Borrowing
        11,357,048.968    575,601.622     573,456.552     3,693,240.000   16,199,347.142
2B: Concentration of Investments
        11,477,333.388    469,231.246     559,542.508     3,693,240.000   16,199,347.142
2C: Diversification of Investments
        11,535,773.396    427,842.315     542,491.431     3,693,240.000   16,199,347.142
2H: Lending
        11,255,923.786    650,600.302     599,583.054     3,693,240.000   16,199,347.142
2K: Real Estate and Commodities
        11,442,952.000    470,365.044     592,790.098     3,693,240.000   16,199,347.142
2L: Senior Securities
        11,443,505.771    446,045.697     616,555.674     3,693,240.000   16,199,347.142

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